Exhibit 99.1

August 15, 2006

Kenneth A. Heinz
13208 Delmar
Leawood, KS 66209

Dear Ken:

As we discussed, enclosed are two originals of an Agreement and Release which has been revised with the terms and conditions we discussed.

In order to be eligible for the separation pay, you will be asked to sign the enclosed Agreement and Release. If you choose not to sign the Release, you will be ineligible for this payment. Ferrellgas’ offer contained in the Agreement and Release expires on September 5, 2006. Please review, sign, and return an original Agreement and Release to me before that date. The second original is for your records.

If you have any questions, please contact me (913) 661-1841.

Very truly yours,

Gene D. Caresia
Vice President, Human Resources

Enclosure

AGREEMENT AND RELEASE

This Agreement and Release is made among Ferrell Companies, Inc. (“FCI”), Ferrellgas, Inc. of Liberty, Missouri (“Ferrellgas”), and their affiliates, Ferrellgas Partners, L.P., and/or Ferrellgas, L.P., (all of which will collectively be referred to as “Ferrell”) and Kenneth A. Heinz (“Employee”), to set forth the terms of separation of Employee’s employment relationship with Ferrellgas and for all benefits, rights , and obligations between Ferrellgas and Employee (referred to collectively as the “Parties”). Thus, in consideration of the mutual promises, covenants and agreements set forth below, the adequacy and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

Employee was employed by Ferrellgas. Employee’s regular employment ended on June 14, 2006 and began as an advisory role described in Section 2 below. Ferrell and Employee now desire to fully and finally resolve all issues among or between them arising from Employee’s employment by Ferrell and/or the cessation of such employment. Therefore, intending to be legally bound, Ferrell and Employee agree as follows:

1.	Employee will resign from his position as Senior Vice President, Corporate Development effective November 8, 2006, by submitting the attached letter of resignation, which is attached as “Attachment A”, concurrently with the signing of this Agreement. Employee is relieved of his duties as the Senior Vice President, Corporate Development, effective June 14, 2006 and will exhaust his accrued paid vacation leave through November 8 2006. Employee will receive a Letter of Reference in the form attached as “Attachment B,” within twenty-one days of signing this Agreement.

2.	Ferrellgas agrees to pay to Employee on the eighth (8th) day after Employee signs this Agreement and Release, twelve (12) months of salary, which is the gross amount of Two Hundred Sixty Thousand Dollars and No Cents ($260,00.00), less all applicable deductions.

3.	Further, Ferrellgas agrees to retain Employee in an advisory role as a Senior Vice President, Corporate Development through the effective date of termination, November 8, 2006. Employee will be paid the gross sum of $5,000 per week (in total twenty-one weeks or $105,000), subject to withholdings and deductions, during that period. During this period, Ferrellgas shall provide the employer share of any health, vision, dental, life, and AD&D coverage in which Employee and his dependents were enrolled as of June 1, 2006 and Employee’s cost for these benefits will be consistent with the 2006 rates Employee historically paid. Employee acknowledges that the end of this period constitutes a “qualifying event” for COBRA purposes, to make clear Employee is entitled to and that COBRA is offered to Employee or to any other “qualified beneficiary” at this time as a result the end of this period. He will office from his home and all business communications by him shall be directed to Gene Caresia, Vice President of Human Resources. Employee shall be reimbursed for authorized and reasonable out-of-pocket expenses incurred on behalf of Ferrellgas. He shall not have the authority, apparent or actual, to enter into agreements on behalf of Ferrell or to otherwise bind the company, and he shall not hold himself out to be an officer of Ferrell. He agrees that the confidentiality provisions of his Employee Agreement shall extend to any confidential information (as defined in his Employment Agreement as attached to this Agreement) obtained or developed during this period. He shall not undertake any duties on behalf of Ferrell and shall not be considered to be operating within the course of any duties unless specifically directed in writing by Ferrell to do so. He shall not have access to company

Kenneth A. Heinz
Page Two

offices, telephone systems, computer or email systems or other Ferrell property unless specifically authorized in writing by Ferrell. Employee is specifically authorized to forever keep the computer and cellular telephone he used during his employment at Ferrellgas.
He agrees to be available to assist and cooperate with Ferrell and to respond in a timely manner to reasonable inquiries from Ferrell senior management.

4.	Ferrellgas also agrees to promptly reimburse Employee for twelve (12) months of COBRA continuation premiums for Employee and his dependents, provided Employee enrolls in COBRA in accordance with the prescribed enrollment procedures and due date for the continuance of medical benefits. Employee must submit each month’s COBRA premium payment to Discovery Benefits as outlined in the enrollment information. In addition, Employee must make a copy of the check submitted for each payment and mail it to Ferrellgas, Attention Heather Dumas, Benefits Manager, One Liberty Plaza, Liberty, MO 64068. Ferrellgas will reimburse Employee for the monthly payment at a grossed up amount equal to the monthly premium, after Discovery Benefits has received the premium and after Ms. Dumas or her successor has received a copy of each payment check. If Employee fails to submit premium in a timely manner, Employee will lose the COBRA coverage. The COBRA continuation period will begin December 1, 2006 and COBRA information will be sent to Employee by Discovery Benefits.

5.	In exchange for the mutual promises made here, Employee agrees to forever RELEASE and DISCHARGE Ferrell, and Ferrell’s officers, employees, directors and agents from any and all claims arising from his employment and/or cessation of employment and all debts, obligations, claims, demands, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorney’s fees), reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 and all amendments thereto, Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act and/or any other applicable federal, state, or local employment discrimination statute, ordinance or common law doctrine which Employee might assert against Ferrell. Employee waives any right to recover in any lawsuit brought on his behalf by any government agency or other person. This provision does not release any rights or obligations under this Agreement or any rights or Employee’s interest in the Ferrell Companies, Inc. 1998 Incentive Compensation Plan, the Ferrellgas Unit Option Plan, the Ferrell Companies, Inc. Employee Stock Ownership Plan, the Ferrell Companies, Inc. 401(k) Investment Plan, or the Ferrell Companies, Inc. Supplemental Savings Plan.

6.	Employee promises to treat as confidential and to disclose to no person (other than a legal or financial advisor or spouse, if any) the terms or conditions of this Agreement and Release. Employee further promises not to make any derogatory, disparaging or false statements to any third parties intended to harm the business or personal reputation of Ferrell, its directors, officers and employees. Ferrell further promises not to make any derogatory, disparaging or false statements to any third parties intended to harm the business or personal reputation of Employee.

Kenneth A. Heinz
Page Three

7.	Each Party understands and agrees that if either violates any promises, such Party may pursue all permissible remedies to redress such violations including seeking repayment of all payments made under this Agreement and Release and recovery of costs and reasonable attorney’s fees.

8.	Employee agrees that the Ferrellgas Option Grantee Agreements signed by him on August 26, 2005 and November 25, 1998, copies of which are attached to this Agreement and Release and incorporated herein by reference, and/or any similar agreements, are enforceable agreements by the Parties, that his obligations under these agreements inure to the benefit of Ferrell, and that this Agreement and Release does not release him from any obligations under them or under any other contract which obligates Employee not to reveal the Confidential Information of Ferrellgas. The parties agree that, not withstanding paragraph 5, the FCI Nonqualified Stock Option Agreements entered into between the Employee and Ferrell Companies, Inc., dated August 19, 1998, July 31, 1999, May 1, 2000, December 15, 2000, August 15, 2005 and August 15, 2005, remain in full force and effect and are not terminated or released by this document.

9.	Employee agrees to remain available (upon reasonable prior notice) to consult with Ferrell in connection with any claims or litigation involving Ferrell and any transitional matters involving Employee’s prior duties with Ferrell. Ferrell shall reimburse Employee for his reasonable out-of-pocket expenses in connection with such consultation.

Kenneth A. Heinz
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Additional Statement by Employee

I was given a copy of this Agreement and Release and was notified that I have the right to consult with an attorney before signing. Furthermore, I acknowledge being given at least twenty-one (21) days within which to consider this Agreement and Release. I have carefully read and fully understand this Agreement and Release and have had sufficient time and opportunity to consult with my personal tax, financial, and legal advisors prior to signing. By signing this Agreement and Release, I voluntarily indicate my intent to be legally bound by its terms. I understand that I may revoke this Agreement and Release within seven days after signing it but that thereafter it is irrevocable.

THIS IS A RELEASE OF CLAIMS
READ CAREFULLY BEFORE SIGNING

Kenneth A. Heinz

Date

FERRELLGAS, INC.;
FERRELL COMPANIES, INC.;
FERRELLGAS PARTNERS, L.P.
FERRELLGAS, L.P.
by FERRELLGAS, INC., a Delaware

Corporation, their General Partner

By      Date

Gene Caresia

Vice President, Human Resources

ATTACHMENT A

Via U.S. Mail and Facsimile

Mr. James E. Ferrell

Chairman and Chief Executive Officer

Ferrellgas

7500 College Blvd., 10th Floor

Overland Park, Kansas 66210

Dear Mr. Ferrell:

I hereby resign my position as Senior Vice President, Corporate Development with Ferrellgas, effective November 8, 2006. I will be taking my accrued paid vacation leave prior to the effective date of my resignation. I appreciate the many courtesies offered by the Company and wish you the best of success in the future.

Sincerely,

Kenneth A. Heinz

[ATTACHMENT B]

To whom it may concern,

It is my pleasure to write this letter of reference for Kenneth Heinz. Mr. Heinz was employed by Ferrellgas, L.P. beginning November 11, 1996. Since November 2001, he has served on the Ferrellgas Executive Committee, most recently as our Senior Vice President, Corporate Development. Mr. Heinz resigned from this position on November 8, 2006.

We enjoyed and appreciated having Mr. Heinz as part of our executive team. I recommend Mr. Heinz for a position within your company. He would be an asset to any organization.

Sincerely,

James E. Ferrell
Chairman and Chief Executive Officer